UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 13, 2014 (Date of earliest event reported)

SECURITAS EDGAR FILINGS, INC. (Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	333-167824 (Commission File Number)	20-8235905 (IRS Employer Identification No.)

4141 NE 2 Ave. #204-A Miami, FL 33137 (Address of principal executive offices and zip code)

(305) 455-1800 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On February 10, 2014, Securitas Edgar Filings, Inc.'s (the "Company") controlling shareholder Kwajo Sarfoh, the beneficial owner of 8, 353,750 shares of the Registrant's common stock representing 68.4% of the Registrant's issued and outstanding shares and Jeremy Pearman, the Registrant's sole executive officer and sole member of the Registrant's Board of Directors and beneficial owner of 3, 545,455 shares of the Registrant's common stock representing 29% of the Registrant's issued and outstanding shares entered in to a securities purchase agreement with Shawn Chemtov and Adam Laufer, which resulted in Messrs. Chemtov and Laufer's assumption of control of the Company and ownership of approximately 97.4% of the Company's outstanding common stock, which it acquired from the Messrs. Sarfoh and Pearman for an aggregate purchase price of three hundred and ten thousand U.S. dollars ($310,000 USD,) with cash Messrs. Chemtov and Laufer had on hand.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2014, in connection with and subsequent to the securities purchase agreement by and between Messrs. Pearman and Sarfoh and Messrs. Chemtov and Laufer; the Registrant's Board of Directors appointed Messrs. Chemtov and Laufer as Co-CEO's of the registrant. Mr. Pearman in accordance with Nevada Revised Statues (NRS) sec.78.335, appointed Shawn Chemtov to the Board of Directors to fill a vacancy on the board. Contemporaneous to said appointment, Mr. Pearman resigned from the board of directors and Mr. Chemtov, appointed Adam Laufer to the Board of Directors to fill the vacancy left by Mr. Pearman. Mr. Pearman was the sole member of the board of directors and sat on the Registrant's audit committee.

Mr. Shawn Chemtov, 39, was appointed Co-CEO and a member of the Board of Directors of the Registrant on February 10, 2014. Mr. Chemtov is an active commercial real estate developer who owns and manages a portfolio of income producing commercial and residential property. Mr. Chemtov is also the CEO of CMG Capital, a licensed mortgage lender, which he founded in 2004. CMG Capital is a direct correspondent lender and an FHA licensee and portfolio lender which has closed more than a billion dollars in residential and commercial property loans since its inception and has raised and is currently servicing approximately $50,000,000.00 in real estate loans. Mr. Chemtov is a member of, the Florida Association of Mortgage Professionals and Entrepreneurs Organization respectively.

Mr. Adam Laufer, 39, was appointed as Co-CEO and a member of the Board of Directors of the registrant on February 10, 2014. Mr. Laufer, is an entrepreneur and corporate securities attorney. In 2013, Mr. Laufer, prior to his resignation as CEO and a director of Soleil Capital LP (OTC:JOBI,) successfully negotiated and executed the acquisition of a portfolio of electronic cigarette and personal vaporizer patents. In 2009, Mr. Laufer consummated a reverse merger of an electronic cigarette company. And from 2009-2013, Mr. Laufer continued to serve the electronic cigarette company as an advisor; consulting on matters of corporate strategy and regulatory issues related to electronic cigarette products. Mr. Laufer has significant experience in working with, start-up and development stage businesses in defining their corporate strategy, identifying funding and growth opportunities, and in implementing liquidity strategies. Mr. Laufer is a member in good standing of the Florida Bar.

Directorships

Mr. Laufer was a member of the Board of Directors of Soleil Capital LP.

Family Relationships

Mr. Chemtov and Mr. Laufer are not family members.

Transactions with Related Persons, Promoters and Certain Control Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds the lesser of $120,000 or one percent of our average total assets for the last two fiscal years, and in which, to our knowledge, with Mr. Chemtov and or Mr. Laufer.

There are presently no material plans, contracts or arrangements (whether or not written) that provide for any grant or award to Mr. Chemtov or Mr. Laufer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITAS EDGAR FILINGS, INC.

By:	/s/ Adam Laufer
Adam Laufer
Chief Executive Officer

Dated: February 13, 2014